Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" in the Prospectuses and to the use of our report dated February 8, 2001 with respect to the financial statements of American Enterprise Life Insurance Company in Post-Effective Amendment No. 1 to Registration Statement No. 333-65080 on Form S-1 for the American Enterprise MVA Account and related Prospectuses for the registration of the American Express(R) Galaxy Premier Variable Annuity Contracts and American Express Pinnacle Variable Annuity (SM) Contracts, to be offered by American Enterprise Life Insurance Company.



/s/ Ernst & Young LLP
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    Ernst & Young LLP
    Minneapolis, Minnesota
    August 10, 2001